                 EXHIBIT 12--RATIO OF EARNINGS TO FIXED CHARGES

                     WHIRLPOOL CORPORATION AND SUBSIDIARIES

                                                                  December 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
Pretax earnings.................................................. $  514 $  564
Portion of rents representative of the interest factor...........     22     20
Interest on indebtedness.........................................    166    260
Amortization of debt expense and premium.........................      1      1
WFC preferred stock dividend.....................................      4      5
                                                                  ------ ------
    Adjusted income.............................................. $  707 $  851
                                                                  ====== ======
Fixed charges
-------------
  Portion of rents representative of the interest factor......... $   22 $   20
  Interest on indebtedness.......................................    166    260
  Amortization of debt expense and premium.......................      1      1
  WFC preferred stock dividend...................................      4      5
                                                                  ------ ------
                                                                  $  193 $  287
                                                                  ====== ======
Ratio of earnings to fixed charges...............................    3.7    3.0
                                                                  ====== ======

                                      F-11